UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 11, 2006
ALLIANCE SEMICONDUCTOR CORPORATION
(Exact name of registrant as specified in its charter)
000-22594
(Commission File Number)

Delaware	77-0057842
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)
2900 Lakeside Drive
Santa Clara, California 95054-2831
(Address of principal executive offices, with zip code)
(408) 855-4900
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard
On September 11, 2006, Alliance Semiconductor Corporation (the “Company”) received notification from the Nasdaq Stock Market, Inc. (“Nasdaq”) that a Nasdaq Listing Qualifications Panel (the “Panel”) has determined to delist the Company’s securities and accordingly, will suspend trading of the Company’s shares on Nasdaq at the open of business on September 13, 2006. This action was a result of the Panel’s agreement with a previous Nasdaq staff determination that the Company is no longer engaged in active business operations and is therefore a “public shell,” which in Nasdaq’s estimation raises public interest concerns under Marketplace Rule 4300.
The Company expects that its modified Dutch auction tender offer, which commenced on August 25, 2006 and is scheduled to expire on September 22, 2006, will not be affected by the delisting of the Company’s securities from Nasdaq. As explained in tender offer materials sent to investors and filed with the Securities and Exchange Commission on August 25, 2006, the Company intends to spend up to $30 million to repurchase up to 10,909,090 shares of common stock, or up to 30.7% of the outstanding shares, at a price per share not greater than $3.00 and not less than $2.75.
The Company has received assurances that several market makers intend to file applications with the National Association of Securities Dealers to quote the Company’s common stock on the OTC Bulletin Board.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description

99.1	Press Release dated September 12, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANCE SEMICONDUCTOR CORPORATION
Date: September 12, 2006	By:	/s/ Melvin L. Keating
Melvin L. Keating
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated September 12, 2006.